EXHIBIT 99.1

Second Amended and Restated Uncommitted Subordinated Revolving Credit Agreement

This Second Amended and Restated Uncommitted Subordinated Revolving Credit Agreement (this “Agreement”), dated as of 15 April 2005, is by and between CalEnergy Investments C.V. (the “Lender”) and CE Electric UK Ltd (the “Borrower”).

Whereas the Lender and the Borrower (f/k/a CE Electric UK plc) previously have entered into an Uncommitted Subordinated Revolving Credit Agreement dated 31 January 2000 and an Amended and Restated Uncommitted Subordinated Revolving Credit Agreement dated as of 1 October 2004 (collectively, the “Original Agreement”); and

Whereas the Lender and the Borrower wish to further amend and restate the Original Agreement in its entirety.

Now therefore, for good and valuable consideration, receipt of which is hereby acknowledged, the Lender and the Borrower hereby amend and restate the Original Agreement to read in its entirety as follows:

The Lender and the Borrower hereby agree as follows:

Article 1.    Terms of the Facility

1.1
The Facility. The Lender hereby grants to the Borrower, on the terms and conditions hereof, an uncommitted subordinated revolving credit facility (the “Facility”) in the aggregate amount of up to three hundred million British Pounds (£300,000,000), pursuant to which the Lender will, at the request of the Borrower make available to the Borrower the amounts requested (each such amount, an “Advance”).

1.2	Term. The Facility is available for drawing prior to 15 September 2035 (the “Final Maturity Date”).

1.3	Purpose. The Facility is available to provide funds to the Borrower to repay other outstanding indebtedness and for general corporate purposes.

1.4	Interest. Advances shall bear interest at 7.0% per annum. Outstanding principal plus accrued interest on each Advance shall be payable in full on the last day of the term of such Advance.

1.5	The indebtedness evidenced by each Advance is subordinated in terms set out in Article 2 below.

Article 2.    Subordination

2.1
The indebtedness evidenced by each Advance is subordinated and subject in right of payment to the prior payment in full of all other debt, indebtedness and borrowings of the Borrower of whatever kind and nature which is not expressed to be subordinate to the Advances, including without limitation any indebtedness currently outstanding or outstanding in the future from the Borrower to CE Electric UK Holdings or CE Electric UK Funding Company (collectively, “Senior Debt”).

2.2
No payment on account of principal of, premium (if any) or interest on the Advances and the indebtedness evidenced by the Advances shall be made unless and until all amounts due and payable on such Senior Debt which fall due on or before the due date of any Advances have been paid in full.

2.3	Furthermore, no payment on account of principal of, premium (if any) or interest on the Advances and the indebtedness evidenced by the Advances shall be made

(i) unless (A) immediately after making any such payment on any day, the Borrower has sufficient funds lawfully available to it to be paid by way of dividends to CE Electric UK Holdings to the extent such dividends are necessary to provide sufficient funds to CE Electric UK Holdings and CE Electric UK Funding Company so that CE Electric UK Holdings and CE Electric UK Funding Company may make all regularly scheduled debt service payment falling due within the immediately succeeding six-month period on all debt of such entities which is not expressed to be subordinate to any other debt of such entities (collectively, “Parent Company Senior Debt”) and (B) after giving effect to such payment of principal of, premium (if any) or interest on the Advances, each of the Borrower, CE Electric UK Holdings and CE Electric UK Funding Company would be permitted to pay dividends or distributions pursuant to the terms of the agreements in respect of such Parent Company Senior Debt, or

(ii) if any event of default or event which, with the passage of time or the giving of notice, or both, could constitute an event of default, then exists on any Senior Debt or Parent Company Senior Debt or upon any default under this Agreement and acceleration of the Advances or any dissolution or winding up or total or partial liquidation or reorganization of the Borrower, in which event all such other Senior Debt and Parent Company Senior Debt shall first be paid in full before any payment is made in respect of any Advances.

2.4
If the Lender shall receive or, but for the application of this Article 2, be entitled to, any monies in respect of any Advance upon any such dissolution or winding up or liquidation or reorganization, it shall pay over any monies so received to the holders of Senior Debt as they may direct.

2.5	No payment on account of principal on any Advance shall be made by the Borrower if immediately upon the making of such payment the Gearing Ratio would exceed 0.75.

Gearing Ratio. Calculated as “Net Debt” divided by “RAV” where:

Net Debt	means the consolidated borrowings of CE Electric UK Funding Company and its affiliates; less any amounts borrowed from MidAmerican Energy Holdings Company or any of its affiliates, less project finance debt; less

cash held by the CE Electric UK Funding Company group; plus

the amount of the Advance being proposed for payment.

RAV
means the sum of the Regulated Asset Values of the members of the CE Electric UK Funding Company group, as estimated from the latest Ofgem published data, expressed in current prices by the appropriate application of the latest Retail Price Index.

2.6
No indebtedness evidenced by the Advances shall be accelerated and/or repaid if any Potential Issuer Event of Default or Issuer Event of Default (each as defined in the Supplemental Agreement dated 19 September 2001 between CE Electric UK Funding Company and AMBAC Assurance UK Limited) has occurred and is continuing.

Article 3.    Making of Advances

3.1
Requests for Advances. If the Borrower wishes to utilise the Facility, it shall deliver to the Lender a notice specifying (i) the date on which the Advance is to be made (which must be a business day no earlier than two and no more than 30 days from the date of the related notice), (ii) the requested amount, and (iii) the requested term of the Advance (which must end on any day on which any payment in respect of indebtedness due from the Borrower to CE Electric UK Holdings or CE Electric UK Funding Company is due and payable, but which shall in no event extend beyond the Final Maturity Date).

3.2
Making of Advance. The Lender shall provide the Borrower not later than one business day prior to the date on which the Advance has been requested to be made notice as to whether it will honour such request, and, if it indicates in such notice that it shall do so, shall make available the amount of the requested Advance on the requested date.

Article 4.    Repayment of Advances

4.1	Subject in all respects to the subordination provisions hereof, the Borrower shall repay each Advance, plus accrued interest thereon, in full on the last day of the term thereof. Any amount so repaid shall be available for re-borrowing on the terms and conditions of this Agreement.

4.2
Subject in all respects to the subordination provisions hereof, the Borrower may prepay without premium or penalty, but with accrued interest, any Advances or any part of any Advance on any date. Any amount so prepaid shall be available for re-borrowing on the terms and conditions of this Agreement.

Article 5.    Events of Default

5.1	Events of Default. The following shall constitute an Event of Default hereunder:

(a)	Failure by the Borrower to pay in the manner provided in this Agreement any Advance or interest when due;

(b)	The Borrower is insolvent or unable to pay its debts, or stops or suspends payment of any indebtedness or proposes to make a general assignment for the benefit of its creditors; or

(c)
An order is made or an effective resolution is passed or any legal proceedings are initiated or are consented to by the Borrower for the winding up, termination of existence, dissolution or other similar process of the Borrower.

5.2
Cancellation/Acceleration. If at any time an Event of Default shall exist, the Lender may (i) declare the Facility to be cancelled, whereupon its obligations to make any further Advances shall cease, and/or (ii) subject to Articles 2 and 3, declare all Advances then outstanding to be immediately due and payable.

Article 6.    Existing Advances

6.1
Any Advances outstanding under the Original Agreement as of the date of this Agreement shall, from and after the date hereof, be deemed to have been made under and shall be governed by the terms of this Agreement.

Article 7.    Miscellaneous

7.1	Notices. Each communication to be made hereunder shall be made by telefax or letter to the following address:

If to the Lender:

CalEnergy Investments C.V. c/o MidAmerican Energy Holdings Company 666 Grand Avenue Des Moines, Iowa USA Attention: Treasurer Fax: +1 515 242 4295

with a copy to:

CE Electric UK Ltd. Lloyds Court 78 Grey Street Newcastle UK Attention: Director, Finance Fax: +44 191 223 5142

If to the Borrower:

CE Electric UK Ltd. Lloyds Court 78 Grey Street Newcastle UK Attention: Director, Finance Fax: +44 191 223 5142

with a copy to:

MidAmerican Energy Holdings Company 666 Grand Avenue Des Moines, Iowa USA Attention: Treasurer Fax: +1 515 242 4295

7.2	Amendments. This Agreement may be amended only in writing only signed by both parties.

7.3	Governing Law. This Agreement shall be governed by the laws of England and the parties hereby agree that the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of this Agreement.

In Witness Whereof, the parties have executed this Agreement as of the day and year set forth above.

CE Electric UK Ltd.

By: /s/ James D. Stallmeyer
Name: James D. Stallmeyer
Title: Director

CalEnergy Investments C.V.

By: /s/ Mitch Pirnie
Name: Mitch Pirnie
Title: President